EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                          AMERICAN CARD SERVICES, INC.
                             a Delaware corporation,

                                       AND

                               MAXXZONE.COM, INC.
                              a Nevada corporation,

                                     DATED:

                                 April 21, 2004


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                                TABLE OF CONTENTS

1. Definitions ...............................................................1

2. Purchase and Sale of Assets................................................4

         2.1      Purchase and Sale...........................................4
         2.2      Purchased Assets................. ..........................4
         2.3      Excluded Assets.............................................4
         2.4      Assumption of Certain Liabilities...........................4
3. Purchase Price and Payment.................................................4

         3.1      Purchase Price..............................................4
         3.2      Tax and Accounting Consequences.............................5
         3.3      Price Reduction Upon Certain Events.........................5

4. Pre-Closing Matters........................................................5

         4.1      Operation of Purchased Assets...............................5
         4.2      Consents ...................................................6
         4.3      Notification of Certain Events..............................6
         4.4      Access to Information.......................................7
         4.5      Public Announcements........................................7

5. Conditions to Closing......................................................7

         5.1      Transferor's Conditions.....................................7
         5.2      Acquiror's Conditions.......................................8

6. Closing ...................................................................9

         6.1      Time and Place of Closing...................................9
         6.2      Closing Deliveries..........................................9
         6.3      Closing Costs..............................................10
         6.4      Possession ................................................10

7. Representations and Warranties............................................10

         7.1      Transferor's Representations and Warranties................10
         7.2      Acquiror's Representations and Warranties..................14

8. Additional Covenants......................................................15

         8.1      Covenants by Each Party....................................15
         8.2      Indemnification ...........................................15
         8.3      Retention of and Access to Books and Records...............16

9. Termination ..............................................................16

         9.1      Termination Events.........................................16
         9.2      Effect of Termination......................................16

10. Default; Remedies........................................................16

         10.1     Time of Essence............................................16
         10.2     Remedies ..................................................16

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11.   Construction and Interpretation........................................16

12.   Miscellaneous Provisions...............................................17

         12.1     Survival of Covenants......................................17
         12.2     Expenses ..................................................17
         12.3     Binding Effect.............................................17
         12.4     Assignment.................................................17
         12.5     Notices....................................................17
         12.6     Waiver.....................................................18
         12.7     Amendment..................................................19
         12.8     Severability...............................................19
         12.9     Integration................................................19
         12.10    Governing Law..............................................19
         12.11    Arbitration................................................19
         12.12    Execution..................................................19
         12.13    Incorporation of Recitals, Exhibits, and Schedules.........19
         12.14    Further Assurances.........................................19
         12.15    No Third Party Beneficiaries...............................20


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                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of April 20, 2004 (the "EFFECTIVE DATE") by and between American Card Services, Inc., a Delaware corporation ("ACS" or "TRANSFEROR") and MaxxZone.com, Inc., a Nevada corporation ("MAXXZONE" or "ACQUIROR").

                                    RECITALS

      A. ACS is a company which operates a credit card services business (the "BUSINESS").

      B.  Transferor  wishes to sell to Acquiror  certain assets as described in
Section 2.2 associated with Transferor's Business and Acquiror wishes to purchase such assets from Transferor, in each case on the terms and conditions set forth in this Agreement (this term and all other capitalized terms used herein having the respective meanings set forth in this Agreement).

                                   AGREEMENTS

      In consideration of the foregoing, the mutual covenants of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

      1. DEFINITIONS. Certain terms are defined in the text of this Agreement. In addition, as used in this Agreement, the following terms have the respective meanings set forth below:

            "AGREEMENT" shall mean this Asset Purchase Agreement.

            "ACQUIROR" shall have the meaning set forth in the preamble to this Agreement.

            "ACQUIROR'S KNOWLEDGE" shall mean that any of the officers or directors of Acquiror are actually aware of a particular fact or other matter.

            "ASSUMED  LIABILITIES"  shall have the  meaning set forth in Section
2.4.

            "BEST EFFORTS" shall mean the efforts that a prudent Person who wishes to achieve a result would use in similar circumstances to achieve such result as expeditiously as reasonably possible.

            "BILL  OF  SALE"  shall  mean  the  document  described  in  Section
6.2.1(a).

            "BOOKS AND RECORDS" shall mean all books and records of Transferor that are necessary to conduct the Business, the ownership, use, and operation of the Purchased Assets, or the payment or performance of the Assumed Liabilities, including any such records maintained electronic format, on computers and all related computer software.

            "BREACH" shall mean any material inaccuracy in or material breach of, or any material failure to perform or comply with, any representation, warranty, covenant, obligation, or other provision of this Agreement or any document delivered pursuant to this Agreement.

            "BUSINESS" shall have the meaning set forth in the Recitals.

            "BUSINESS DAY" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by applicable Legal Requirements to be closed.

            "CLOSING" shall mean the closing of this transaction, at which the events set forth in Section 6.2 shall occur.

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            "CLOSING DATE" shall mean the date on which the Closing occurs.

            "COMMON STOCK" shall have the meaning set forth in Section 3.1.

            "CONSENT" shall mean any approval, consent, ratification, waiver, or other authorization, including any Governmental Authorization.

            "CONTRACT" shall mean any agreement, contract, lease, obligation, promise, or understanding, whether written or oral and whether express or implied, that is legally binding.

            "DAMAGES" shall have the meaning set forth in Section 8.2.

            "EFFECTIVE DATE" shall have the meaning set forth in the preamble to this Agreement.

            "EXCLUDED ASSETS" shall have the meaning set forth in Section 2.3.

            "GOVERNMENTAL AUTHORITY" shall mean any national, federal, state, provincial, county, municipal, or local government, foreign or domestic, or the government of any political subdivision of the any of the foregoing, or any entity, authority, agency, ministry, or other similar body exercising executive, legislative, judicial, regulatory, or administrative authority or functions of or pertaining to the government, including any quasi-governmental entity established to perform any such functions.

            "GOVERNMENTAL AUTHORIZATION" shall mean any Consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

            "INTELLECTUAL PROPERTY" shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptation, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(f) all computer software (including data and related documentation) and (g) all other proprietary rights.

            "LEGAL REQUIREMENT" shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, rule, statute, or treaty.

            "LIEN" shall mean a monetary encumbrance against a Purchased Asset.

            "ORDINARY COURSE OF BUSINESS" shall mean any action taken by a Person if, and only if, such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

            "ORGANIZATIONAL DOCUMENTS" shall mean (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership,
(iii) the limited partnership agreement and certificate of limited partnership of a limited partnership, (iv) any charter, operating agreement, or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (v) any amendment to any of the foregoing.


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            "PERMITTED  ENCUMBRANCES" shall mean those encumbrances  incurred in the  ordinary  course of business or  otherwise  in  existence as of the Closing
Date.

            "PERSON" shall mean an individual, partnership, corporation, limited liability company, joint stock company, trust, unincorporated organization or association, joint venture, or other organization, whether or not a legal entity, or a Governmental Authority.

            "POSSESSION DATE" shall mean 12:01 a.m., on the day following the Closing Date.

            "PROCEEDING" shall mean any action, arbitration, audit, hearing, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

            "PURCHASE PRICE" shall have the meaning set forth in Section 3.1.

            "PURCHASED ASSETS" shall have the meaning set forth in Section 2.2.

            "REPRESENTATIVE" shall mean, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of or to such Person, including such Person's attorneys, accountants, and financial advisors.

            "TRANSFEROR" shall have the meaning set forth in the preamble to this Agreement.

            "TRANSFEROR  SHAREHOLDERS"  shall  have  the  meaning  set  forth in
Section 3.2.

            "TRANSFEROR'S KNOWLEDGE" shall mean that any of the officers or directors of Transferor are actually aware of a particular fact or other matter.

            "TAX" shall mean any tax (including any income tax, capital gains tax, value-added tax, sales tax, excise tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Authority or payable pursuant to any tax-sharing agreement or other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee

                         2. PURCHASE AND SALE OF ASSETS.

      2.1 PURCHASE AND SALE. Transferor agrees to transfer the Purchased Assets to Acquiror, and Acquiror agrees to acquire the Purchased Assets from Transferor, in each case for the price and on the terms and conditions set forth in this Agreement. Upon payment of the Purchase Price as described in Section 3 hereof and the satisfaction of the other terms of this Agreement, Transferor shall sell, transfer, assign and deliver the Purchased Assets to Acquiror on the Closing Date free and clear of any and all liens, encumbrances, security interests or obligations, except for Permitted Encumbrances.

      2.2 PURCHASED ASSETS. The assets to be sold by Transferor to Acquiror pursuant to this Agreement (the "PURCHASED ASSETS") shall be all of the Transferor's assets described on EXHIBIT A attached hereto, with the exception of the Excluded Assets described in Section 2.3.

      2.3 EXCLUDED ASSETS. All assets of Transferor not specifically included in the Purchased Assets (the "EXCLUDED ASSETS") shall not be acquired by Acquiror pursuant to this Agreement.

      2.4 ASSUMPTION OF CERTAIN LIABILITIES. Acquiror shall at Closing assume all liabilities of Transferor (the "ASSUMED LIABILITIES


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                         3. PURCHASE PRICE AND PAYMENT.

      3.1 PURCHASE PRICE. In consideration of the sale, transfer and conveyance to Acquiror of the Purchased Assets, Acquiror shall, at the Closing, issue and transfer to Transferor approximately two hundred forty two million, three hundred thirty-five thousand (242,335,000) shares of MaxxZone common stock (the "COMMON STOCK") of Acquiror (the "SHARES"). Notwithstanding the foregoing, if immediately following the Closing the aggregate percentage ownership of outstanding shares of Common Stock of Acquiror owned by Transferor is less than 85% (which amount represents the target percentage ownership of Acquiror by Transferor immediately following the Closing), then Acquiror will issue to
Transferor that additional number of shares of Common Stock of Acquiror to increase the percentage ownership of Acquiror to 85%. The number of Shares to be transferred to Transferor shall be appropriately adjusted to reflect the effect of any stock split, reverse split, stock dividend, reorganization, recapitalization or other like change with respect to Transferor's common stock occurring after the Effective Date and prior to Closing, so as to provide Transferor the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization, or like change. The consideration described in this Section
3.1 is herein referred to as the "PURCHASE PRICE." At Closing, Acquiror shall deliver a certificate(s) representing the Shares to Transferor in accordance with SCHEDULE 3.1 hereto.

      3.2 TAX AND ACCOUNTING CONSEQUENCES. As a result of the transfer of the Shares to Transferor, in accordance with the terms and conditions set forth in this Agreement, there may be certain Tax and accounting consequences to the shareholders of the Transferor (the "TRANSFEROR SHAREHOLDERS"), who will be the ultimate recipients of the Shares. Acquiror makes no representations or warranties or any kind, nor are any intended or should any be inferred, regarding the economic return or the tax consequences to the transferor shareholders who will acquire the shares. Acquiror, therefore, recommends that the transferor shareholders consult their own attorneys, accountants and financial advisors about the legal and tax consequences and the financial risks and merits of receiving the Shares.

      3.3 PRICE REDUCTION UPON CERTAIN EVENTS. In the event of any damage to or destruction or condemnation of any of the Purchased Assets (excluding damage or destruction caused by Acquiror or any of its affiliates), any taking of any of the Purchased Assets by eminent domain or any material adverse change to the Transferor's business, operations or financial condition between the Effective Date and the Closing Date, Acquiror shall have the right, by notice given to Transferor within five (5) days of such event (but in any case prior to the Closing Date), to terminate this Agreement. If Acquiror does not elect to terminate this Agreement, the Purchase Price shall be reduced by an amount equal to the resulting reduction in the value of the Purchased Assets, which shall be attributed to the Transferor whose respective Purchased Assets were so damaged, destroyed or condemned. Transferor shall be entitled to retain any insurance proceeds or condemnation awards paid or payable on account of such damage or destruction or such taking. Transferor and Acquiror agree to negotiate in good faith regarding the reduction in value resulting from any damage to or destruction or condemnation of the Purchased Assets.

                             4. PRE-CLOSING MATTERS.

      4.1 OPERATION OF PURCHASED ASSETS. Between the Effective Date and the Closing Date, Transferor, with respect to the Business, shall:

            4.1.1 Conduct the Business and operate and maintain the Purchased Assets in the Ordinary Course of Business;

            4.1.2 Not sell, lease, or otherwise transfer or dispose of any Purchased Assets, or any interest therein, other than transfers and dispositions made in the Ordinary Course of Business;

            4.1.3 Not permit or allow any Purchased Assets to become subject to any additional Lien (other than Permitted Encumbrances);

            4.1.4 Maintain the levels of inventories and supplies in the Business at customary levels; and


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            4.1.5 Use its Best  Efforts to maintain the  relations  and goodwill with suppliers, customers, and others having business relationships with Transferor in connection with the Business.

      4.2 CONSENTS.

            4.2.1 SCHEDULE 4.2.1 to this Agreement sets forth a complete and accurate list of all Consents to transfer required under (i) all material Contracts (a) to which Transferor is a party and which relate to Transferor's Business or the ownership, use, or operation of the Purchased Assets, or (b) by which any of the Purchased Assets is bound; and (ii) all material Governmental Authorizations that are held by Transferor and relate to Transferor's Business or the ownership, use or operation of the Purchased Assets. Acquiror and Transferor shall use their respective Best Efforts, each at its own expense, to obtain all such Consents as soon as practicable after the Effective Date. In the event any such Consent is not obtained by the Closing Date, Transferor agrees to continue to use its Best Efforts thereafter, in cooperation with Acquiror, to obtain such Consent as soon as practicable.

            4.2.2 Acquiror shall provide all cooperation reasonably requested by Transferor in connection with obtaining the Consents described on SCHEDULE 4.2.1, including the provision of any information relating to Acquiror that may be requested by the Person from whom any such Consent is required.

      4.3 NOTIFICATION OF CERTAIN EVENTS.

            4.3.1 BY TRANSFEROR. Between the Effective Date and the Closing Date, Transferor shall give prompt notice to Acquiror in the event Transferor becomes aware of (i) any fact or condition that causes or constitutes a Breach of any representation or warranty of Transferor set forth herein as of the Effective Date, (ii) any fact or condition that would cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, (iii) the occurrence of any Breach of any covenant of Transferor in this Agreement, or (iv) the occurrence of any event that Transferor believes will make the satisfaction of any of the conditions set forth in Section 5 impossible or unlikely. In the event that any fact or condition of the type described in the foregoing clause (i) or (ii) would have required any change in any of the Schedules or Exhibits to this Agreement if such fact or condition had occurred or been known as of the Effective Date, Transferor shall promptly deliver to Acquiror a supplement to such Schedule or Exhibit specifying the necessary change.

            4.3.2 BY ACQUIROR. Between the Effective Date and the Closing Date, Acquiror shall give prompt notice to Transferor in the event Acquiror becomes aware of (i) any fact or condition that causes or constitutes a Breach of any representation or warranty of Acquiror set forth herein as of the Effective Date, (ii) any fact or condition that would cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, (iii) the occurrence of any Breach of any covenant of Acquiror in this Agreement, or (iv) the occurrence of any event that Acquiror believes will make the satisfaction of any of the conditions set forth in Section 5 impossible or unlikely. In the event that any fact or condition of the type described in the foregoing clause
(i) or (ii) would have required any change in any of the Schedules or Exhibits to this Agreement if such fact or condition had occurred or been known as of the Effective Date, Acquiror shall promptly deliver to Transferor a supplement to such Schedule or Exhibit specifying the necessary change.

            4.3.3 NO EFFECT ON REMEDIES. The delivery of a notice or supplement pursuant to Sections 4.3.1 and 4.3.2 shall have no effect on the remedies of any party hereunder.

      4.4 ACCESS TO INFORMATION. Between the Effective Date and the Closing Date, Transferor shall, upon reasonable notice from Acquiror, (i) give Acquiror and its representatives access (during normal business hours), in a manner so as not to interfere with Transferor's normal operations and subject to reasonable restrictions imposed by any such representative, to all key employees and to the Purchased Assets, including the Books and Records relating thereto, and (ii) cause its representatives to make available to Acquiror for the purpose of making copies thereof such financial and operating data and other information with respect to the Business and the Purchased Assets as Acquiror may reasonably request.


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      4.5 PUBLIC ANNOUNCEMENTS. Except as otherwise required by applicable Legal
Requirements, any public announcement or similar publicity with respect to this Agreement or this transaction shall be issued, if at all, only with such contents, at such time and in such manner as the parties may agree. If a party believes that it is required by applicable Legal Requirements to make any such public announcement, it shall first provide to the other party the content of the proposed announcement, the reasons such announcement is required to be made, and the time and place that the announcement will be made.

                            5. CONDITIONS TO CLOSING.

      5.1 TRANSFEROR'S CONDITIONS. Transferor's obligation to close this transaction shall be subject to and contingent upon the satisfaction (or waiver by Transferor in writing in its sole discretion) of each of the following conditions:

            5.1.1 All representations and warranties of Acquiror set forth in this Agreement and each such representation and warranty shall have been accurate in all respects as of the Effective Date and shall be accurate in all respects as of the Closing Date, as if made on the Closing Date.

            5.1.2 (i) All of the covenants and obligations that Acquiror is obligated to perform or comply with pursuant to this Agreement prior to or at the Closing and each such covenant and obligation (considered individually) shall have been performed and complied with in all respects; and (ii) Acquiror shall have made the deliveries of documents required to be made pursuant to
Section 6.2.2; PROVIDED, HOWEVER, that with respect to the covenants and obligations described in this Section 5.1.2, a failure of the foregoing condition shall not be deemed to have occurred unless (a) Transferor has given Acquiror notice specifying the nature of any Breach of such covenants or obligations in reasonable detail, and (b) either (y) Acquiror has failed to cure such Breach within ten (10) Business Days after such notice is given, or (z) if such Breach cannot be cured solely by the payment of money and cannot reasonably be cured within ten (10) Business Days despite the exercise of Best Efforts, Acquiror has failed to commence curative action within ten (10) Business Days after such notice is given or thereafter fails to complete the cure of such Breach as soon as practicable.

            5.1.3 Acquiror shall have offered to sell its equity securities for net proceeds of not less than $550,000 in a private placement exempt from the registration provisions of the Securities Act of 1933, as amended (the "Act"), with the sale of such securities, contingent upon the Closing.

      5.2 ACQUIROR'S CONDITIONS. Acquiror's obligation to close this transaction shall be subject to and contingent upon the satisfaction (or waiver by Acquiror in its sole discretion) of each of the following conditions:

            5.2.1 All representations and warranties of Transferor set forth in this Agreement shall have been accurate as of the Effective Date and shall be accurate as of the Closing Date, as if made on the Closing Date.

            5.2.2 All of the covenants and obligations that Transferor are obligated to perform or comply with pursuant to this Agreement prior to or at the Closing shall have been performed and complied with; and (ii) Transferor shall have made the deliveries of documents required to be made pursuant to
Section 6.2.1.

            5.2.3 To the extent, if any, that Acquiror is required to obtain any Governmental Authorizations that relate to the Businesses or the ownership, use, and operation of the Purchased Assets, Acquiror shall have obtained such Governmental Authorizations and such Governmental Authorizations shall be in full force and effect as of the Closing Date or subject to issuance to Acquiror upon consummation of this transaction.

            5.2.4 As of the Closing Date, there shall not be in effect any legal requirement or any injunction or other order that prohibits the transfer of any portion of the Purchased Assets by Transferor to Acquiror.


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            5.2.5 Between the Effective  Date and the Closing Date,  there shall have been no damage to or destruction of any of the Purchased Assets (excluding damage or destruction (i) caused by Acquiror or any of its affiliates; or (ii) that does not have a material adverse effect on the Businesses), nor any taking of any material portion of the Purchased Assets by eminent domain.

            5.2.6 Since the Effective Date, there shall not have been commenced or threatened against Acquiror or Transferor or any related person of Acquiror or Transferor any proceeding (i) seeking damages or other relief in connection with, any aspect of this transaction, or (ii) that could reasonably be expected to have the effect of preventing this transaction or making this transaction illegal.

                  (a) Transferor shall have executed all documents  necessary to transfer and assign any of the Transferor's Intellectual Property which is being transferred pursuant to this Agreement.

                  (b) Transferor shall have delivered to Acquiror a true and complete listing of the Purchased Assets, which listing shall be acceptable to Acquiror.

                  (c) Transferor shall have delivered to Acquiror a true and complete listing of the Assumed Liabilities, including evidence of the liabilities acceptable to Acquiror.

                  (d) Transferor shall have delivered to Acquiror a true and complete listing of all Consents.

            5.2.7 At Closing, Acquiror and MaxxPlay Enterprises, Inc. a Nevada corporation ("MaxxPlay"), and Roland Becker, individually, shall have entered into an agreement (the "MaxxPlay Agreement"), the principal terms of which shall provide that (i) MaxxPlay shall, effective immediately subsequent to Closing, purchase substantially all of the assets and assume all of the liabilities of Acquiror immediately prior to Closing in exchange for debt owed by Acquiror to MaxxPlay, and (ii) MaxxPlay and Roland Becker, individually, release and waive any claims, known or unknown, they may have against Acquiror. The MaxxPlay Agreement shall be substantially in the form attached hereto as EXHIBIT D.

                                  6. CLOSING.

      6.1 TIME AND PLACE OF CLOSING. The Closing shall take place at the offices of The Otto Law Group, PLLC, 900 Fourth Avenue, Suite 3140, Seattle, Washington, or at such other location as the parties may mutually agree. Subject to the provisions of Section 7, the Closing shall take place commencing at 10:00 a.m. (Pacific Standard Time) on May 20, 2004, unless Transferor, in its sole discretion, determines that shareholder approval of the transactions contemplated by this Agreement is necessary or desirable, in which case Closing shall take place on May 20, 2004 or, in either case, on such other date as is mutually acceptable to the parties.

      6.2 CLOSING DELIVERIES.

            6.2.1 At the Closing, Transferor shall deliver, or cause to be delivered, to Acquiror:

                  (a) A fully executed Bill of Sale and Assignment and Assumption in the form of EXHIBIT C to this Agreement (the "BILL OF SALE") conveying to Acquiror all personal property to be acquired by Acquiror pursuant to this Agreement and providing for (i) the assignment to Acquiror of the contract rights, and all other intangible personal property included in the Purchased Assets and
            (ii) Acquiror's assumption of the Assumed Liabilities;

                  (b) A Certificate  of an officer of  Transferor  certifying to the attached resolutions of the board of directors and shareholders, if the board of directors deems it necessary, of Transferor authorizing this transaction;

                  (c) A Certificate  of an authorized  officer of the Transferor certifying as to the accuracy of the Transferor's representations and warranties under Section 7.1;

                  (d) All Consents  necessary to permit  Transferor  to transfer the Purchased Assets to Acquiror;

                  (e) All necessary documents to transfer and assign any Intellectual Property which is being transferred pursuant to this Agreement;

                  (f) A true and complete listing of the Purchased Assets; and

                  (g) A true and complete listing of the Assumed Liabilities.

                  (h) A true and complete  listing of all  Consents  required by
            Section 4.2.1.

            6.2.2 At the Closing, Acquiror shall deliver, or cause to be delivered, to Transferor:

                  (a) A  counterpart  copy of the  Bill  of  Sale,  executed  by
            Acquiror;

                  (b) A Certificate of an authorized officer of Acquiror certifying attached resolutions of the boards of directors and shareholders of Acquiror authorizing this transaction;

                  (c) A  Certificate  of an  authorized  officer of the Acquiror certifying as to the accuracy of the Acquiror's representations and warranties under Section 7.2;

                  (d) A  Certificate  of an  authorized  officer of the Acquiror certifying the number of shares that Transferor shall be entitled to in accordance with the terms and conditions of this Agreement;

                  (e)  Certificates  representing  the Shares in accordance with
            SCHEDULE 3.1 hereto; and

                  (f) A counterpart copy of necessary  documents to transfer and assign any Intellectual Property which is being transferred pursuant to this Agreement.

            6.3 CLOSING COSTS. Transferor and Acquiror shall each pay one-half (1/2) of the following costs associated with the Closing: (i) recording fees with respect to the assignment of any Intellectual Property and (ii) all sales and excise taxes due in connection with this transaction.

            6.4 POSSESSION. Acquiror shall be entitled to possession of the Purchased Assets on the Possession Date as that term is defined in Section 1.

                       7. REPRESENTATIONS AND WARRANTIES.

      7.1 TRANSFEROR'S REPRESENTATIONS AND WARRANTIES. Transferor represents and warrants to Acquiror as follows:

            7.1.1 ORGANIZATION AND GOOD STANDING. Transferor is a corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware.

            7.1.2 TITLE TO PURCHASED ASSETS. Transferor has good and marketable title to the Purchased Assets, free and clear of all mortgages, pledges, liens, encumbrances, security interests, equities, charges and restrictions of any nature whatsoever, except such Permitted Encumbrances, as that term is defined in Section 1. By virtue of the deliveries made at the Closing, Acquiror will obtain good and marketable title to the Purchased Assets, free and clear of all liens, mortgages, pledges, encumbrances, security interests, equities, charges and restrictions of any nature whatsoever, except any Permitted Encumbrances.

            7.1.3 AUTHORITY; NO CONFLICT.

            (a)  This  Agreement  constitutes  the  legal,  valid,  and  binding obligation of Transferor, enforceable against Transferor in accordance with its terms. Upon its execution and delivery by Transferor at the Closing, the Transferor's closing documents will constitute the legal, valid, and binding obligations of Transferor, enforceable against Transferor in accordance with its respective terms. Transferor has full corporate power, authority, and capacity to execute and deliver this Agreement and Transferor's closing documents and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the Boards of Directors, and shareholders, if the Boards of Directors deems it necessary, of Transferor has approved this Agreement and the transactions contemplated hereby.

            (b) Neither the execution and delivery of this Agreement, nor the performance of any of Transferor's obligations hereunder, nor the consummation of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice, lapse of time, or both),
      (i) contravene, conflict with or result in a violation of any provision of Transferor's Organizational Documents or any resolution adopted by the Boards of Directors or shareholders of Transferor; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Authority or other person the right to challenge this transaction or to exercise any remedy or obtain any relief under, any legal requirement or any order to which Transferor or any of the Purchased Assets is subject;
      (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of any governmental authorization; (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; or (v) result in the imposition or creation of any lien upon or with respect to any of the Purchased Assets; except, in the case of clauses (i), (ii) and (iii) above, for contraventions, conflicts or violations which do not have a material adverse effect on the ability of Transferor to consummate the transactions contemplated hereby.

            (c) Transferor represents and warrants that it is not and will not be required to give any notice to, make any filing with, or obtain any material Consent from any person in connection with the execution and delivery of this Agreement, the performance of its obligations hereunder, or the consummation of this transaction, other than the Consents described on SCHEDULE 4.2.1. except, for Consents, the failure of which to obtain would not have a material adverse effect on the ability of the Transferor to consummate the transactions contemplated hereby.

            7.1.4 BOOKS AND RECORDS. The Books and Records are complete and correct in all material respects and have been maintained in accordance with sound business practices.

            7.1.5 POSSESSION OF PURCHASED ASSETS. The Purchased Assets are assets of the Transferor as of the Effective Date and are in Transferor's possession as of the Effective Date, and that Transferor has all requisite title or license to convey the Purchased Assets to Acquiror as contemplated by the Agreement.

            7.1.6 NO MATERIAL ADVERSE CHANGES. There have been no material adverse changes to Transferor's business, operations or financial condition other than as disclosed in filings heretofore made with the Securities and Exchange Commission.

            7.1.7 CERTAIN PROCEEDINGS. No proceeding is pending or, to Transferor's knowledge, has been threatened against Transferor that challenges, or could reasonably be expected to have the effect of preventing, making illegal, or otherwise materially interfering with, this transaction.

            7.1.8 ASSUMED LIABILITIES.

            (a) The individuals and/or entities, as the case may be, listed in EXHIBIT B as having certain debts owed to such individual and/or entity by the Transferor have agreed to convert all or a portion of the debt owed to such individual and/or entity by Transferor in the amounts set forth in EXHIBIT B into certain shares of the Acquiror's Common Stock in accordance with the following formula:

                  No. Shares    =       TOTAL DEBT
                                          0.____



            7.1.9 INVESTMENT.

            (a) KNOWLEDGE OF INVESTMENT AND ITS RISKS. Transferor has knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Transferor's investment in the Shares. Transferor understands that an investment in Acquiror represents a high degree of risk and there is no assurance that Acquiror's business or operations will be successful. Transferor has considered carefully the risks attendant to an investment in Acquiror, and that, as a consequence of such risks, Transferor could lose Transferor's entire investment in Acquiror.

            (b) INVESTMENT INTENT. Transferor hereby represents and warrants that (i) it is acquiring the Shares for investment for Transferor's own account, and not as a nominee or agent and not with a view to the resale or distribution of all or any part of the Shares, and Transferor has no present intention of selling, granting any participation in or otherwise distributing any of the Shares within the meaning of the Act, and (ii) Transferor does not have any contracts, understandings, agreements or arrangements with any person and/or entity to sell, transfer or grant participations to such person and/or entity, with respect to any of the Shares.

            (c) ACCREDITED INVESTOR. Transferor, being a corporation with total assets in excess of $5,000,000 is an "Accredited Investor" as that term is defined by Rule 501 of Regulation D promulgated under the Securities Act.

            (d) DISCLOSURE. Transferor has reviewed information provided by Acquiror in connection with the decision to purchase the Shares, including Acquiror's publicly-available filings with the SEC. Acquiror has provided Transferor with all the information that Transferor has requested in connection with the decision to purchase the Shares. Transferor further represents that Transferor has had an opportunity to ask questions and receive answers from Acquiror regarding the business, properties, prospects and financial condition of Acquiror. All such questions have been answered to the full satisfaction of Transferor.

            (e) NO REGISTRATION. Transferor understands that it must bear the economic risk of its investment in Acquiror for an indefinite period of time. Transferor further understands that (i) neither the offering nor the sale of the Shares has been registered under the Securities Act or any applicable State Acts or securities laws of other applicable jurisdictions in reliance upon exemptions from the registration requirements of such laws, (ii) the Shares must be held by Transferor indefinitely unless the sale or transfer thereof is subsequently registered under the Securities Act and any applicable State Acts, or an exemption from such registration requirements is available, (iii) Acquiror is not hereby under an obligation to register any of the Shares on Transferor's behalf or to assist Transferor in complying with any exemption from registration, and
      (iv) Acquiror will rely upon the representations and warranties made by Transferor in this Agreement in order to establish such exemptions from the registration requirements of the Securities Act and any applicable State Acts or securities laws of other applicable jurisdictions.

            (f) TRANSFER RESTRICTIONS. Transferor will not transfer any of the Shares unless such transfer is exempt from registration under the Securities Act and such State Acts and securities laws of other applicable jurisdictions, and, if requested by Acquiror, Transferor has furnished an opinion of counsel satisfactory to Acquiror that such transfer is so exempt. Transferor understands and agrees that (i) the certificates evidencing the Shares will bear appropriate legends indicating such transfer restrictions placed upon the Shares, (ii) Acquiror shall have no obligation to honor transfers of any of the Shares in violation of such transfer restrictions, and (iii) Acquiror shall be entitled to instruct any transfer agent or agents for the securities of Acquiror to refuse to honor such transfers.

      7.2 ACQUIROR'S REPRESENTATIONS AND WARRANTIES. Acquiror represents and warrants to Transferor as follows:

            7.2.1 ORGANIZATION AND GOOD STANDING. Acquiror is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.

            7.2.2 AUTHORITY; NO CONFLICT.

            (a) This Agreement constitutes the legal, valid, and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms. Upon their execution and delivery by Acquiror at the Closing, the Acquiror's closing documents will constitute the legal, valid, and binding obligations of Acquiror, enforceable against Acquiror in accordance with their respective terms. Acquiror has full corporate power, authority, and capacity to execute and deliver this Agreement and the Acquiror's closing documents and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the Board of Directors of the Acquiror has approved this Agreement and the transactions contemplated hereby.

            (b) Neither the execution and delivery of this Agreement, nor the performance of any of Acquiror's obligations hereunder, nor the consummation of this transaction will, directly or indirectly (with or without notice, lapse of time, or both), (i) contravene, conflict with, or result in a violation of any provision of Acquiror's Organizational Documents or any resolution adopted by the Board of Directors or the shareholders of Acquiror; or (ii) give any Person the right to prevent or otherwise interfere with this transaction pursuant to any legal requirement or order to which Acquiror is subject or any Contract to which Acquiror is a party or by which it or any of its assets is bound.

            7.2.3 CERTAIN PROCEEDINGS; NO LIABILITIES ON BOOKS. No proceeding is pending or, to Acquiror's knowledge, has been threatened against Acquiror that challenges, or could reasonably be expected to have the effect of preventing, making illegal, or otherwise materially interfering with, this transaction. Immediately prior to Closing, Acquiror shall have no liabilities on its books, and any liabilities disclosed in its Annual Report on Form 10-KSB, filed with the Securities and Exchange commission on March 29, 2004, shall have been paid or settled.

            7.2.4 TRANSFEROR SHARES. The Shares to be issued in connection with the payment of the Purchase Price, when issued and delivered in accordance with this Agreement, shall be duly authorized, validly issued, fully paid, and non-assessable.

                            8. ADDITIONAL COVENANTS.

      8.1 COVENANTS BY EACH PARTY.

            8.1.1 COOPERATION. Each of the parties hereto shall cooperate with the other parties in every reasonable way in carrying out the transactions contemplated herein, and in delivering all documents and instruments deemed reasonably necessary or useful by counsel for each party hereto.

            8.1.2 EXPENSES.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

            8.1.3 FURTHER ASSURANCES. From time to time after the Closing, Transferor will, at its own expense, execute and deliver, or cause to be executed and delivered, such documents to Acquiror as Acquiror may reasonably request in order to more effectively vest in Acquiror good title to the Purchased Assets and otherwise to consummate the transactions contemplated by this Agreement, and from time to time after the Closing, Acquiror will, at its own expense, execute and deliver such documents to Transferor as Transferor may reasonably request in order more effectively to consummate the assumption of the Assumed Liabilities by Acquiror and otherwise to consummate the transactions contemplated by this Agreement.

      8.2 INDEMNIFICATION.

            8.2.1 BY ACQUIROR. In the event the Acquiror (i) breaches or is deemed to have breached any of the representations and warranties contained in this Agreement or (ii) fails to perform or comply with any of the covenants and agreements set forth in this Agreement, then the Acquiror shall hold harmless, indemnify and defend Transferor, and each of its directors, officers, shareholders, attorneys, representatives and agents, from and against any Damages incurred or paid by Transferor to the extent such Damages arise or result from a breach by the Acquiror of any such representations and warranties or a violation of any covenant in this Agreement.

            8.2.2 BY TRANSFEROR. In the event Transferor (i) breaches or is deemed to have breached any of the representations and warranties contained in this Agreement or (ii) fails to perform or comply with any of the covenants and agreements set forth in this Agreement, Transferor shall hold harmless, indemnify and defend Acquiror, and each of its directors, officers, shareholders, attorneys, representatives and agents, from and against any Damages incurred or paid by the acquirer to the extent such Damages arise or result from a breach by Transferor of any such representations or warranties or a violation of any covenant in this Agreement. For purposes of this Section 8.2, "DAMAGES" shall mean any and all costs, losses, damages, liabilities, demands, claims, suits, actions, judgments, causes of action, assessments or expenses, including interest, penalties, fines and attorneys' fees and expenses incident thereto, incurred in connection with any claim for indemnification arising out of this Agreement, and any and all amounts paid in settlement of any such claim.

      8.3 RETENTION OF AND ACCESS TO BOOKS AND RECORDS. Transferor agree to retain the Books and Records for a period of five (5) years after the Closing Date and to make them available to Acquiror for the purpose of making copies thereof at Acquiror's expense of.

                                9. TERMINATION.

      9.1 TERMINATION EVENTS. Except as otherwise provided for, this Agreement may, by notice given prior to or at the Closing (which notice shall specify the grounds for termination), be terminated by mutual written agreement of both Transferor and Acquiror.

      9.2 EFFECT OF TERMINATION. Each party's right of termination under Section
9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination shall not constitute an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall thereupon terminate, except that Sections 10 and 12 shall survive; PROVIDED, HOWEVER, that if this Agreement is terminated by a party because of a material Breach of this Agreement by any of the parties or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of any party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies shall survive such termination unimpaired.

                             10. DEFAULT; REMEDIES.

            10.1 TIME OF ESSENCE. Time is of the essence of the parties' obligations under this Agreement.

            10.2 REMEDIES. If any party fails to perform its obligations under this Agreement, the other party shall be entitled to pursue all remedies available at law or in equity, including, in the case of a failure to consummate this transaction following satisfaction (or waiver) of the conditions set forth in Section 6.2, as applicable, the remedy of specific performance; PROVIDED, HOWEVER, that except with respect to a failure to close this transaction as provided herein, a party shall not be in default hereunder unless (i) the non-Breaching party has given the Breaching party notice specifying the nature of the Breach in reasonable detail, and (ii) the Breaching party either (a) has failed to cure such Breach within ten (10) Business Days after such notice is given, or (b) if such Breach cannot be cured solely by the payment of money and cannot reasonably be cured within ten (10) Business Days despite the exercise of Best Efforts, has failed to commence curative action within ten (10) Business Days after such notice is given or thereafter fails to complete the cure of such Breach as soon as practicable.

                      11. CONSTRUCTION AND INTERPRETATION.

            11.1 The headings or titles of the sections of this Agreement are intended for ease of reference only and shall have no effect whatsoever on the construction or interpretation of any provision of this Agreement. References herein to sections are to sections of this Agreement unless otherwise specified.

            11.2 Meanings of defined terms used in this Agreement are equally applicable to singular and plural forms of the defined terms. The masculine gender shall also include the feminine and neutral genders and vice versa.

            11.3 As used herein, (i) the term "party" refers to a party to this Agreement, unless otherwise specified, (ii) the terms "hereof," "herein," "hereunder," and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the term "this transaction" refers to the transaction contemplated by this Agreement, (iv) the term "including" is not limiting and means "including without limitation," (v) the term "documents" includes all instruments, documents, agreements, certificates, indentures, notices, and other writings, however evidenced, and (vi) the term "property" includes any kind of property or asset, real, personal, or mixed, tangible or intangible.

            11.4 In the event any period of time specified in this Agreement ends on a day other than a Business Day, such period shall be extended to the next following Business Day. In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

            11.5 This Agreement is the product of arm's length negotiations among, and has been reviewed by counsel to the parties and is the product of all the parties. Accordingly, this Agreement shall not be construed for or against any party by reason of the authorship or alleged authorship of any provision hereof.

                          12. MISCELLANEOUS PROVISIONS.

            12.1 SURVIVAL OF COVENANTS. Each covenant or agreement of the parties set forth in this Agreement which by its terms expressly provides for performance after the Closing Date shall survive the Closing and be fully enforceable thereafter.

            12.2 EXPENSES. Except as otherwise provided, each party shall bear its own expenses incurred in connection with the preparation, execution, and performance of this Agreement and this transaction, including all fees and expenses of its own Representatives or any other similar payment in connection with this transaction.

            12.3 BINDING EFFECT. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and, subject to the restrictions on assignment set forth herein, their respective successors and assigns.

            12.4 ASSIGNMENT. Neither party shall assign any of its rights or obligations under this Agreement without the prior written consent of the other party. No assignment of this Agreement shall release the assigning party from its obligations under this Agreement.

            12.5 NOTICES. All notices under this Agreement shall be in writing. Notices may be (i) delivered personally, (ii) transmitted by facsimile, (iii) delivered by a recognized national overnight delivery service, or (iv) mailed by certified United States mail, postage prepaid and return receipt requested. Notices to any party shall be directed to its address set forth below, or to such other or additional address as any party may specify by notice to the other party. Any notice delivered in accordance with this Section 13.5 shall be deemed given when actually received or, if earlier, (a) in the case of any notice transmitted by facsimile, on the date on which the transmitting party receives confirmation of receipt by facsimile transmission, telephone, or otherwise, if sent during the recipient's normal business hours or, if not, on the next Business Day, (b) in the case of any notice delivered by a recognized national overnight delivery service, on the next Business Day after delivery to the service or, if different, on the day designated for delivery, or (c) in the case of any notice mailed by certified U.S. mail, two (2) Business Days after deposit therein.

               If to ACS               American Card Services, Inc.
                                       7658 Municipal Drive
                                       Orlando, Florida 32819
                                       Attn:  President

                                       Telephone No.: (925) 518-6321
                                       Facsimile No.: (925) 254-0557

               With a copy to:         Frohling and Hudak
                                       17 Fulton Street
                                       Newark, NJ 07102
                                       Attn:  John C. Frohling, Esq.

                                       Telephone No.: (973) 622 2800
                                       Facsimile No.:  (973) 622 2865

               If to MaxxZone:         MaxxZone.com, Inc.
                                       1770 N. Green Valley Parkway, Suite 3214
                                       Henderson, Nevada 89014
                                       Attn:  President

                                       Telephone No.: (408) 379-3822
                                       Facsimile No.: (408) 379-3822

               With a copy to:         The Otto Law Group, PLLC
                                       900 Fourth Avenue, Suite 3140
                                       Seattle, WA 98164
                                       Attn:  Thomas E. Puzzo, Esq.
                                       Telephone No.:  (206) 262-9545
                                       Facsimile No.:  (206) 262-9513

      12.6 WAIVER. Any party's failure to exercise any right or remedy under this Agreement, delay in exercising any such right or remedy, or partial exercise of any such right or remedy shall not constitute a waiver of that or any other right or remedy hereunder. A waiver of any Breach of any provision of this Agreement shall not constitute a waiver of any succeeding Breach of such provision or a waiver of such provision itself. No waiver of any provision of this Agreement shall be binding on a party unless it is set forth in writing and signed by such party.

      12.7 AMENDMENT. This Agreement may not be modified or amended except by the written agreement of the parties.


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      12.8  SEVERABILITY.  If any  provision of this  Agreement is held invalid, illegal,  or unenforceable,  then (i) such provision shall be enforceable to the
fullest  extent   permitted  by  applicable  law,  and  (ii)  the  validity  and enforceability of the other provisions of this Agreement shall not be affected and all such provisions shall remain in full force and effect.

      12.9 INTEGRATION. This Agreement, including the Exhibits and Schedules hereto, and the MaxxPlay Agreement, contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements with respect thereto. The parties acknowledge and agree that there are no agreements or representations relating to the subject matter of this Agreement, either written or oral, express or implied, that are not set forth in this Agreement, in the Exhibits and Schedules to this Agreement.

      12.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to the principles thereof relating to conflicts of laws).

      12.11 ARBITRATION. All disputes or claims arising out of or relating to this Agreement, or the breach hereof, including disputes as to the validity and/or enforceability of this Agreement or any portion thereof, and any claims for indemnification under the provisions of this Agreement, shall be resolved by arbitration conducted in New York, New York. The prevailing party in the arbitration shall be entitled as a part of the arbitration award to the costs and expenses (including reasonable attorneys' fees and the fees of the arbitrator) of investigating, preparing, and pursuing or defending the arbitration claim as such costs and expenses are awarded by the arbitrator. The duty to arbitrate shall survive a termination or cancellation of this Agreement and shall be specifically enforceable under applicable federal law and the prevailing arbitration law of the State of New York. The decision of the arbitrator shall be final and binding upon the parties and enforceable in any court of competent jurisdiction.

      12.12 EXECUTION. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same agreement. Each party may rely upon the signature of each other party on this Agreement that is transmitted by facsimile as constituting a duly authorized, irrevocable, actual, current delivery of this Agreement with the original ink signature of the transmitting party.

      12.13 INCORPORATION OF RECITALS, EXHIBITS, AND SCHEDULES. The Recitals to this Agreement, all Exhibits and Schedules to this Agreement and the MaxxPlay Agreement are incorporated herein by this reference.

      12.14 FURTHER ASSURANCES. Each party agrees to execute and deliver such additional documents and instruments as may reasonably be required to effect this transaction fully, so long as the terms thereof are consistent with the terms of this Agreement.

      12.15 NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and legal benefit of Transferor and Acquiror, and, subject to the restrictions on assignment set forth herein, their respective successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.



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      IN WITNESS  WHEREOF,  the parties have executed  this  Agreement as of the
Effective Date.


                  ACS:               AMERICAN CARD SERVICES, INC.,
                                     a Delaware corporation

                                     By:      _______________________

                                     Name: __________________________

                                     Its:     _______________________

                  MAXXZONE:          MAXXZONE, INC,
                                     a Nevada corporation

                                     By:      _______________________

                                     Name: __________________________

                                     Its:     _______________________



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